EXHIBIT 3

                          VOTING TERMINATION AGREEMENT

     This VOTING TERMINATION AGREEMENT (this "Agreement"), dated as of ___________ __, 2003 (the "Execution Date"), is by and among: (i) each of certain holders of the common stock of Analex Corporation (the "Company"), designated as "Holders" on the signature pages hereto (the "Holders"); (ii) C.W. Gilluly ("Gilluly"); and (iii) Jon M. Stout ("Stout"), Patricia W. Stout ("Mrs. Stout"), the Stout Dynastic Trust (the "Stout Trust") and J. Richard Knop ("Knop"). Stout, Mrs. Stout, Stout Trust and Knop are hereinafter collectively referred to as the "Investors." The Investors together with Gilluly are hereinafter collectively referred to as the "Voting Group," and individually as a "Member" of the Voting Group.

                                    RECITALS:

     WHEREAS, the Holders and the Members of the Voting Group entered into a Voting Agreement dated as of March 30, 2000 and amended on November 1, 2002 (as amended and in effect, the "Voting Agreement"); and

     WHEREAS, the Holders and the Members of the Voting Group desire to terminate the Voting Agreement on the Execution Date pursuant to the terms hereof.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Holders and the Members of the Voting Agreement, intending to be legally bound, hereby agree as follows:

     1. Termination of Voting Agreement. The parties hereto, the holders of the number of shares of Common Stock of the Company set forth opposite their names on Exhibit A, hereby agree that the Voting Agreement is hereby terminated without any additional action of the parties hereto, as of the date hereof.

     2. Prior Agreements. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior understandings or agreements concerning the subject matter hereof.

     3. Amendment. This Agreement may be amended or modified or any provision waived only by a written instrument executed by (a) the Members of the Voting Group or their assigns holding not less than a majority of the shares of Common Stock held by all Members of the Voting Group and (b) the Company, who is an intended third party beneficiary under this Agreement. The failure of either party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same.

     4. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions of this Agreement, and this Agreement shall be construed and reformed to the fullest extent possible.


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     5. Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts when taken together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered (which deliveries may be by facsimile transmission) by all of the parties hereto.

     6. Governing Law and Forum. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the Commonwealth of Virginia without regard to its conflict of laws provisions. Exclusive jurisdiction and venue for any litigation arising under this Agreement is in the Eastern District of Virginia for Federal matters and Fairfax County court for State matters and both parties hereby consent to such jurisdiction and venue for this purpose.

     7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each party hereto and their respective successors and assigns.

     8. Expenses. Each party hereto shall be responsible for his, her or its own costs and expenses (including without limitation attorneys' fees) in connection with this Agreement and the negotiation, execution, delivery and enforcement hereof.

     9. Mutual Drafting. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any of the parties hereto.

     10. Headings. Paragraph and subparagraph headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of the Agreement for any other purpose.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Execution Date.

GILLULY:                                 INVESTORS:


____________________________________     _______________________________________
C.W. Gilluly                             Jon M. Stout


                                         _______________________________________
                                         Patricia W. Stout


                                         _______________________________________
                                         Stout Dynastic Trust
                                         By Jon M. Stout, Trustee


                                         _______________________________________
                                         J. Richard Knop



                                         HOLDERS:


                                         _______________________________________
                                         Jack Boles


                                         _______________________________________
                                         Jeff Rubin


                                         _______________________________________
                                         J. Richard Knop


                                         _______________________________________
                                         Richard Miller


                                         _______________________________________
                                         Jonathan Catherwood


                                         _______________________________________
                                         Bob Wright


                                         _______________________________________
                                         Susan Wright

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                                   Exhibit A

          Holder                                           Shares
          ------                                           ------

          Jon M. Stout                                     146,468
          Patricia W. Stout                                166,634
          Stout Dynamic Trust                            1,515,422
          J. Richard Knop                                  792,135
          Jack Boles                                             0
          Jeff Rubin                                        13,800
          Richard Miller                                        50
          Jonathan Catherwood                                2,175
          Robert W. Wright                                   1,875
          Susan C. Wright                                    1,875